Exhibit 99.1

4650 S.W. Macadam Ave.	CONTACT:	Dwight Weber
Suite 400		(503) 946-4855
Portland, OR 97239
Telephone (503) 946-4800
Web Site: http://www.precast.com

PRECISION CASTPARTS CORP. REPORTS FOURTH QUARTER AND

FISCAL 2010 RESULTS

Fourth Quarter Highlights (from Continuing Operations)

•     EPS from continuing operations of $1.66

•     Consolidated segment operating margins of 25.1%

•     Paid down all acquisition debt incurred during fiscal 2010

PORTLAND, Oregon – May 6, 2010 – Positioning the Company to benefit from strong volume increases from aerospace and other markets in the latter half of fiscal 2011, Precision Castparts Corp. (NYSE:PCP) continued to drive cost improvements in the fourth quarter of fiscal 2010, maintaining solid segment operating margins despite year-over-year sales declines.

Fourth Quarter 2010 Financial Highlights

In the fourth quarter of fiscal 2010, sales for Precision Castparts Corp. (PCC, or the Company) totaled $1.4 billion, versus sales of $1.6 billion in the same quarter a year ago. Fourth quarter consolidated segment operating income of $361.2 million yielded operating margins of 25.1 percent, compared to consolidated segment operating income of $399.4 million, or 25.0 percent of sales, last year.

Net income from continuing operations (attributable to PCC) totaled $237.4 million, or $1.66 per share (diluted, based on 143.0 million average shares outstanding) in the fourth quarter of fiscal 2010, versus $263.1 million, or $1.87 per share (diluted, based on 140.6 million average shares outstanding) in last year’s fiscal fourth quarter.

Including discontinued operations, net income (attributable to PCC) was $241.2 million, or $1.69 per share (diluted) in the quarter, compared to $260.3 million, or $1.85 per share (diluted) in the fourth quarter of fiscal 2009.

Fiscal 2010 Financial Highlights

In fiscal 2010, sales were $5.5 billion, a 19.3 percent decrease from total sales of $6.8 billion in fiscal 2009, due to aerospace and industrial gas turbine (IGT) customer destocking and weakness in general industrial and other markets. The consolidated operating margin of 25.9 percent in fiscal 2010 exceeded last year’s consolidated operating margin of 23.5 percent by 2.4 percentage points, with consolidated segment operating income of $1.4 billion in fiscal 2010, versus $1.6 billion a year ago. In this fiscal year, net income from continuing operations (attributable to PCC) totaled $924.3 million, or $6.50 per share (diluted, based on 142.1 million average shares outstanding), compared to $1,036.1 million for fiscal 2009, or $7.37 per share (diluted, based on 140.6 million average shares outstanding). Net income (attributable to PCC) was $921.8 million, or $6.49 per share (diluted), in fiscal 2010, versus $1,044.5 million, or $7.43 per share (diluted), last year.

Business Highlights

Investment Cast Products: In the fourth quarter, Investment Cast Products generated sales of $466.9 million, compared to sales of $536.4 million in the same period a year ago. Segment sales included contractual material pass-through pricing of approximately $11.1 million, versus $11.8 million in the fourth quarter of fiscal 2009. Driving significant gains in productivity across its businesses, Investment Cast Products delivered fourth-quarter operating margins of 31.1 percent of sales on segment operating income of $145.3 million, compared to margins of 26.6 percent of sales on segment operating income of $142.8 million last year. Sequentially, the segment saw a slight recovery in aerospace OEM shipments, flat aerospace aftermarket demand, and European IGT destocking during the quarter, as expected. For the second half of fiscal 2011, however, aerospace OEM component orders are starting to fill in, and the segment will be able to leverage fiscal 2010 cost takeouts as the volume returns. For the fiscal year, Investment Cast Products’ sales were $1.9 billion, versus $2.3 billion in fiscal 2009, with segment operating income of $560.0 million, or 30.2 percent of sales, compared to $582.7 million, or 25.6 percent of sales, last year.

Forged Products: Forged Products sales totaled $640.3 million in the fourth quarter of fiscal 2010, versus sales of $678.0 million a year ago. Contractual material pass-through pricing during the quarter accounted for approximately $60.9 million of the segment’s total sales, compared to $88.0 million in the fourth quarter of fiscal 2009. In addition, the average metal selling prices from the segment’s three primary mills decreased year over year, negatively impacting sales in the fourth quarter by approximately $26 million. Pipe sales declined in the quarter, partially offset by a full quarter of sales from Carlton, though at lower operating margins. Chinese customers began to change their ordering patterns as they work through current inventory and start to transition to building larger and more eco-friendly coal-fired plants. Moving into the second half of fiscal 2011, this evolution is expected to be a positive driver for pipe sales, but, as previously stated, will result in volume declines for the next two quarters. Forged Products segment operating income was $132.1 million, or 20.6 percent of sales, in the fourth quarter of fiscal 2010, versus segment operating income of $162.2 million, or 23.9 percent of sales last year. During the quarter, the segment faced major headwinds from rapid escalation in the costs of certain metals, which will be passed on in future product shipments in accordance with customer agreements. For the latter half of fiscal 2011, similar to Investment Cast Products, the segment’s aerospace OEM schedules are showing solid increases. In addition, it is anticipated that the pipe business will strengthen, and Carlton will make strong contributions to the top and bottom line. In fiscal 2010, Forged Products sales totaled $2.3 billion, versus $3.0 billion a year ago. Segment operating income was $529.7 million, or 23.2 percent of sales, for the year, compared to $652.9 million, or 21.9 percent of sales in fiscal 2009.

Fastener Products: For the fourth quarter of fiscal 2010, total sales for Fastener Products were $333.6 million, versus sales of $385.6 million a year ago. Despite this sales decrease, segment operating margins increased to 32.5 percent of sales on $108.4 million of operating income in the fourth quarter from 30.9 percent of sales on $119.3 million in the same period last year. Continuous, aggressive cost improvement projects undertaken throughout the fiscal year drove these strong results. With aerospace destocking at an end, direct aerospace OEM orders are seeing a gradual recovery, with solid upside in the second half of fiscal 2011 in response to the ramp of 787 production and higher aircraft build rates. Distribution and aftermarket deliveries, which are currently flat, begin to grow in the same time frame. These increased volumes, driven across the business’s improved cost structure, will help the segment achieve even stronger operational performance. Fastener Products’ fiscal 2010 sales totaled $1.4 billion, versus $1.6 billion in fiscal 2009. Segment operating income was $439.3 million, or 32.5 percent of sales, for the year, compared to segment operating income of $459.1 million, or 29.6 percent of sales last year.

“All of our businesses continue to confront the challenges of this market environment head on,” said Mark Donegan, chairman and chief executive officer of Precision Castparts Corp. “We are extracting value from every performance metric, and the pipeline of cost-reduction projects keeps filling up with new ideas. Our operations are developing a cost structure that will be poised to achieve strong results as the volume begins to return in the second half of fiscal 2011.

“The Investment Cast Products and Fastener Products segments demonstrated their ability to deliver continued performance improvement in less than optimal market conditions,” Donegan said. “Forged Products weathered some tough headwinds in the fourth quarter. Pipe sales got hit by volume pressures due to an adjustment in Chinese inventories, which should settle out by the second half of this fiscal year. In addition, with 55 to 60 percent of its costs wrapped up in metal, Forged Products faced the challenge of a rapid increase in nickel prices, which we will recover quickly as the nickel is processed and shipped.

“Carlton was a solid contributor during the quarter and helped to offset some of the pipe weakness,” Donegan said. “This acquisition has integrated into the Company seamlessly and continues to promise excellent sales and earnings growth opportunities. Longer term, our Chengde acquisition, which was completed in the fourth quarter, will drive increased market penetration and the growth of our pipe business worldwide. Chengde is already proving to be a significant asset for our forging operations, enabling us to quote on more complete packages for future power plant orders and giving us the potential over the next six to twelve months to start driving some of our existing products over Chengde’s significantly lower cost structure.

“As we’ve said previously, the first two quarters of fiscal 2011 look very similar to the quarter we just completed, with modest incremental upticks in aerospace OEM and general industrial sales, countered by two full quarters of additional weakness in seamless pipe shipments,” Donegan said. “The second part of the year, however, is showing strong signs of an increase in aerospace production. We are definitely starting to see hard orders dropping into our schedules in the latter half of the year, as component build rates begin to match up again with aircraft production schedules, the 787 program starts to ramp, and aerospace aftermarket sales firm up. Our businesses are very well positioned on every major aircraft program, including continued 787 penetration recently by Investment Cast Products, and we will manage the upturn as we did the downturn, with relentless attention to daily results and unwavering focus on optimum performance.

“Our balance sheet continues to be very strong, providing a solid foundation for our future,” Donegan said. “We had $112.4 million of cash at year end, with our debt balance dropping to $250.0 million, even as we paid off all the debt we incurred to acquire two businesses in fiscal 2010. This strength gives us the flexibility to continue to take the right steps to build an even better company for our shareholders.”

Precision Castparts Corp. is hosting a conference call to discuss the financial results above today at 7:00 a.m. Pacific Daylight Time. The dial-in information for audio access is (877) 723-9523, Access Code: 5905494. Dial *0 for technical assistance. In order to assure the conference begins in a timely manner, please dial in five to ten minutes prior to the scheduled start time.

Individuals interested in monitoring the webcast should paste the following address into their browser for access to the live conference link:

http://webcast.premiereglobal.com/r.htm?e=191669&s=1&k=5DD5F33013BE649C9CC3FDF9CF2691B6.

Access can also be gained through Precision Castparts Corp.’s corporate website: http://www.precast.com/PCC/CorpPres.html.

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Precision Castparts Corp. is a worldwide, diversified manufacturer of complex metal components and products. It serves the aerospace, power generation, and general industrial markets. PCC is the market leader in manufacturing large, complex structural investment castings, airfoil castings, and forged components used in jet aircraft engines and industrial gas turbines. The Company is also a leading producer of highly engineered, critical fasteners for aerospace, and other general industrial markets and supplies metal alloys and other materials to the casting and forging industries.

Information included within this press release describing projected growth and future results and events constitutes forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results in future periods may differ materially from the forward-looking statements because of a number of risks and uncertainties, including but not limited to fluctuations in the aerospace, power generation, and general industrial cycles; the relative success of the Company’s entry into new markets; competitive pricing; the financial viability of the Company’s significant customers; the impact on the Company of customer labor disputes; demand, timing and market acceptance of new commercial and military programs; the availability and cost of energy, materials, supplies, and insurance; and the cost of pension benefits and post-retirement medical benefits; equipment failures; relations with the Company’s employees; the Company’s ability to manage its operating costs and to integrate acquired businesses in an effective manner; governmental regulations and environmental matters; risks associated with international operations and world economies; the relative stability of certain foreign currencies; the impact of adverse weather or natural disasters; the availability and cost of financing; and implementation of new technologies and process improvement. Any forward-looking statements should be considered in light of these factors. The Company undertakes no obligation to publicly release any forward-looking information to reflect anticipated or unanticipated events or circumstances after the date of this document.

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Precision Castparts Corp.’s press releases are available on the Internet at Globe Newswire’s website – http://www.globenewswire.com or PCC’s home page at http://www.precast.com.

PRECISION CASTPARTS CORP.

SUMMARY OF RESULTS 1

(Unaudited; in millions, except per share data)

	Three Months Ended		Twelve Months Ended
	March 28,	March 29,	March 28,	March 29,
	2010	2009	2010	2009
Net sales	$1,440.8	$1,600.0	$5,486.6	$6,801.2
Cost of goods sold	984.5	1,101.9	3,693.4	4,818.6
Selling and administrative expenses	95.1	98.7	370.8	386.4
Restructuring and impairment [2]	—	—	—	11.3
Interest expense	3.9	4.2	16.2	18.1
Interest income	(0.8)	(0.8)	(3.1)	(7.7)

Income before income taxes and equity in earnings of unconsolidated affiliates	358.1	396.0	1,409.3	1,574.5
Provision for income taxes	121.8	133.0	485.6	538.1
Equity in earnings of unconsolidated affiliates	1.4	—	1.4	—

Net income from continuing operations	237.7	263.0	925.1	1,036.4
Net income (loss) from discontinued operations	3.8	(2.8)	(2.5)	8.4

Net income	241.5	260.2	922.6	1,044.8
Less: Net (income) loss attributable to noncontrolling interests	(0.3)	0.1	(0.8)	(0.3)

Net income attributable to Precision Castparts Corp. (“PCC”) shareholders	$241.2	$260.3	$921.8	$1,044.5

Net income per common share attributable to PCC shareholders – basic:
Net income per share from continuing operations - basic	$1.68	$1.88	$6.57	$7.43
Net income (loss) per share from discontinued operations - basic	0.02	(0.02)	(0.02)	0.06

	$1.70	$1.86	$6.55	$7.49

Net income per common share attributable to PCC shareholders – diluted:
Net income per share from continuing operations - diluted	$1.66	$1.87	$6.50	$7.37
Net income (loss) per share from discontinued operations - diluted	0.03	(0.02)	(0.01)	0.06

	$1.69	$1.85	$6.49	$7.43

Average common shares outstanding:
Basic	141.7	139.7	140.7	139.4
Diluted	143.0	140.6	142.1	140.6

	Three Months Ended		Twelve Months Ended
	March 28,	March 29,	March 28,	March 29,
	2010	2009	2010	2009
Sales by Segment
Investment Cast Products	$466.9	$536.4	$1,851.3	$2,272.1
Forged Products	640.3	678.0	2,283.0	2,978.4
Fastener Products	333.6	385.6	1,352.3	1,550.7

Total	$1,440.8	$1,600.0	$5,486.6	$6,801.2

Segment Operating Income (Loss) [3]
Investment Cast Products	$145.3	$142.8	$560.0	$582.7
Forged Products	132.1	162.2	529.7	652.9
Fastener Products	108.4	119.3	439.3	459.1
Corporate expense	(24.6)	(24.9)	(106.6)	(98.5)

Consolidated segment operating income	361.2	399.4	1,422.4	1,596.2

Restructuring and impairment [2]	—	—	—	11.3
Interest expense	3.9	4.2	16.2	18.1
Interest income	(0.8)	(0.8)	(3.1)	(7.7)

Income before income taxes and equity in earnings of unconsolidated affiliates	$358.1	$396.0	$1,409.3	$1,574.5

[1]	Reported results for the three and twelve months ended March 29, 2009 have been restated for discontinued operations.
[2]	During the third quarter of fiscal 2009, we recorded a restructuring and asset impairment charge of $11.3 million related primarily to headcount reductions across all segments.
[3]	Operating income represents earnings before interest and income taxes.

PRECISION CASTPARTS CORP.

SELECTED BALANCE SHEET AND CASH FLOW STATISTICS

(Unaudited; in millions)

	March 28,	March 29,
	2010	2009
Cash and Debt Balances
Cash	$112.4	$554.5
Total Debt	$250.0	$306.3
Shareholders’ Equity	$5,891.7	$4,863.1
Total Debt, as % of Total Capitalization	4.1%	5.9%

Working Capital Items[1]
Receivables, Net	$851.3	$906.1
Inventories	1,440.2	1,225.7
Accounts Payable	583.9	600.2

Total	$1,707.6	$1,531.6

	Three Months Ended
	March 28,	March 29,
	2010	2009
Selected Cash Flow Items[1]
Depreciation and Amortization	$39.9	$36.5
Capital Expenditures	$31.5	$55.2

[1]	Reported results exclude discontinued operations.